DEVELOPMENT AND MANUFACTURING AGREEMENT

This Development and Manufacturing Agreement (“Agreement”) is made and entered into as of the ___ day of October, 2012, by and between MIS-Robotics GmbH, a German corporation with offices at Am Technologiepark 12, 82229 Seefeld, HRB 200457 Amtsgericht München (“MIS”), and RG Mechatronics GmbH, a German corporation with offices at Am Technologiepark 12, 82229 Seefeld, HRB 172994 Amtsgericht München (“RGM”).

RECITALS

WHEREAS, RGM is a specialist in the development of intelligent actuators and manipulators for commercial applications, including automotive, aeronautics, space, medical and general engineering; and

WHEREAS, MIS is a company 80% owned by AVRA Surgical Robotics, Inc. (“AVRA”), a U.S. company that is developing intelligent manipulators for medical applications for worldwide distribution; and

WHEREAS, MIS and RGM want to enter into a long-term agreement under which RGM will provide to MIS all engineering services to develop and initially manufacture robotic components and systems for medical applications, and the infrastructure to initially manufacture these products (the “Products”);

NOW, THEREFORE, MIS and RGM (hereinafter: “the Parties”) agree as follows:

1.          Purpose of this Agreement. The purpose of this Agreement is to develop and initially manufacture robotic systems for medical applications under a detailed plan that includes specifications, budgets and timeframes in accordance with the terms of the Agreement (the “Purpose”).

2.          Term of this Agreement. The term of this Agreement shall be the longer of 2 years from the date it is signed by both parties or upon the fulfillment of the Purpose for each Product, the development of which commences with 2 years from the date this Agreement is signed by both parties. It ends automatically for each robotic system or other produce without requiring notice once the Purpose is fulfilled for a Product. The Agreement can be terminated as follows:

a.	If the Parties cannot reach an agreement, within one (1) month, on any issue presented to them by the JDC (Sec. 4), each Party may to terminate the Agreement with one (1) month notice.

b.	A Party is entitled to terminate this Agreement without notice in the event of any material breach of this Agreement attributable to the other Party which is not cured within one (1) month after the non-breaching party has given the other Party a written notice of the breach.

Nothing in this Agreement is intended to affect the statutory right of each Party to terminate this agreement for just cause ("'aus wichtigem Grund'').

3.          Role of Each Party. MIS shall establish the specifications for each robotic system. RGM shall provide all work, labor and services required to realize the development of the Products.

4.          Joint Development Committee. The parties shall establish a joint development committee (“JDC”) consisting of a representative of each party to specify, in sufficient detail to carry out the Purpose, the following:

a.	The performance and design specifications of the Products;

b.	The budget for development of the Products (the “Budget”), such budget is to specify RGM’s remuneration pursuant to Sec. 13 lit. a; and

c.	The time frames, including milestones, within which the Products will be developed.

The JDC shall have the authority to amend the performance and design specifications, budgets and timeframes as necessary to achieve the Purpose. The JDC will hold regular meetings at least once a month. The written minutes of the meetings will be kept and signed by each member of the JDC. All decisions of the JDC including (without limitation) specifications pursuant to this Sec. 4 or approvals of Change Orders pursuant to Sec. 5 hereof shall be made unanimously. If the JDC cannot reach a decision on any issue, the Parties will act in good faith and use their best efforts to resolve it.

5.          Change Orders. In performing its work, RGM shall comply with reasonable requests by MIS for changes and additions. Changes and additions shall be presented to the JDC for approval. Where change orders result in additional costs of modifications of the development, RGM shall submit a statement of changes for approval by the JDC, by which approval they shall be deemed incorporated into the development, budget, timeframes and milestones.

6.          Obligation to Share and Exchange Information. Each party shall make available to the other all relevant information necessary or appropriate to carry out the project which is within its possession, custody or control.

7.          Compliance with Specifications. RGM will carry out its work to comply with the specifications, budget and timeframes established by the JDC.

8.          Delivery. When completed, RGM shall turn over for acceptance by MIS each Product to MIS together with all drawings, designs and specifications, as well as any tooling and other things purchased by RGM under the budget or with MIS’s approval (Sec. 13 lit. f), save to the extent such toolings and other things continue to be necessary for the completion by RGM of the Purpose. The Purpose is deemed to occur for each Product upon Acceptance and the delivery of the null series of the Product ready for manufacturing.

9.          Acceptance Procedure. During the course of development of a Product and after RGM delivers a finished Product, MIS shall perform, in the presence of RGM representatives,

such procedures it deems necessary to confirm that each system meets the specifications established for it. The results of the Acceptance Procedure, including the defects (if any) of the Products having become apparent during the Acceptance Procedure, shall be recorded in written minutes, such minutes to be signed by both Parties.

10.          Cooperation. The parties agree that the performance of this Agreement requires the parties to cooperate in good faith, and to use their best efforts and deal fairly with one another in order to carry out the Purpose.

11.           Exclusivity. Except with the express prior written consent of MIS, during the time of this Agreement is in effect and for a period of two years thereafter, RGM shall not engage in any other development or manufacturing work in the area of robotic systems and tools for medical applications, including surgery, diagnostics and other medical applications relating to the treatment of a patient, whether for its own agent or for any third-party.

12.          Confidentiality. MIS and RGM shall keep confidential the existence and terms of this Agreement and information exchanged by the parties, vis-a-vis third parties, and shall require its employees to acknowledge in writing that each will maintain this confidentiality to the extent the law allows. RGM shall obtain prior written approval of MIS to engage third parties or freelancers to carry out any part of the development work and require any of them to acknowledge in writing the obligation to maintain confidentiality. Notwithstanding the obligation to maintain confidentiality, this Agreement may be disclosed to the extent required by the rules and regulations of the U.S. Securities and Exchange Commission and any other governmental agency. The obligation to maintain confidentiality shall survive the expiration of this Agreement as long as the information has not become public.

13.          Remuneration.

a.	MIS shall pay RGM for its work, labor and services on a time and material basis that will be stated in the budget for development established by the JDC.

b.	Charges for the work will be adjusted from time-to-time and at least once a year by the JDC for significant increases or decreases in costs RGM incurs.

c.	Charges for the work will be increased to account for the obligation to pay statutory VAT in effect at the time the work is performed or costs related to the work are incurred.

d.	RGM shall present invoices to MIS monthly and may include the cost of materials and components as incurred. All invoices shall be payable within 30 days as from the invoice date.

e.	Reservation of Title: Title to all tools, materials, components, samples and prototypes delivered to MIS by RGM pursuant to Sec. 8, and to any intellectual property relating thereto, passes to MIS with full payment of all invoices issued by RGM in relation to the works so delivered by RGM.

f.	Any costs not included in a budget approved by the JDC must be approved in writing by MIS in advance.

g.	RGM represents and warrants that the robotic systems that it delivers will comply with the specifications established by the JDC. Except for this representation of warranty, RGM assumes no liability, legal or factual, to MIS.

h.	RGM does not make any representation or warranty that the results of its work will not infringe on any third-party intellectual property rights.

Excepts for losses resulting from a risk of liability that can be insured, the liability of RGM and MIS on any basis will be limited to 20 percent of the amounts MIS pays to RGM for its work.

14.          Third-Party Intellectual Rights: RMG is not aware of any third-party intellectual property rights that may be necessary to acquire in order to have the freedom to manufacture, distribute and sell the systems it is developing for MIS. If, during RGM's works, it becomes apparent that the successful realization of the Project requires the use of third-party intellectual property rights, RGM shall promptly inform MIS. MIS will decide whether such intellectual property shall be licensed or whether the work shall be modified to the effect that the results do not infringe any third-party intellectual property rights.

15.          Prior Intellectual Property Rights. Each party remains owner of the inventions made, the intellectual property rights owned and the knowhow developed by it prior to the Project (hereinafter jointly “Prior Intellectual Property Rights”). To the extent that Prior Intellectual Property Rights of RGM are necessary for the use of the results of RGM’s works for medical purposes, RGM shall grant MIS an indefinite, nonexclusive, sub-licenseable worldwide license to use such Prior Intellectual Property Rights at fair arms-length terms.

16.          New Intellectual Property Rights. All rights to an intellectual property resulting from RGM's works under this Agreement shall be MIS's property, subject only to Sec. 13 lit. e hereof (Reservation of Title). To the extent this intellectual property cannot be transferred (such as. e.g., copyrights governed by German law), RGM shall grant MIS an indefinite, exclusive, sub-licenseable, transferrable, unlimited worldwide right to use and exploit such intellectual property, this right shall be exclusive and save as stipulated in Sec. 17 even RGM shall not be entitled to use and exploit such intellectual property. To the extent that any inventions made in the course of RGM’ s works under this Agreement are employee inventions, as defined in the German Employee Inventions Act. RGM shall assume such inventions without reservation and in a timely manner, and shall transfer them to MIS. MIS shall hold RGM free and harmless of any claims to compensation based on the German Employee Inventions Act by RGM·s employees.

17.          Exploitation Rights to New Intellectual Property Rights. MIS shall grant RGM a worldwide nonexclusive, nontransferable, sub-licenseable right to use and exploit the results of its works under this Agreement, free of charge, in any area other than for medical purposes.

18.          Non-Contest Clause. RGM shall not seek to invalidate, whether by way of nullity action or by way of opposition. any intellectual property rights arising under this Agreement, nor shall RGM support any third party in such challenge.

19.          Effective Day. This agreement shall be in effect on the date on which the last party hereto signs this Agreement.

20.          Entire Agreement. This Agreement contains all the agreements and understandings between the parties. In particular, there are no side-agreement between the parties, whether oral or otherwise.

21.          Changes and Supplements. Any changes and supplements to this Agreement must be in writing in order to be valid. This shall also apply with regard to any changes to the requirement of writing in this Paragraph 21.

22.           Successors. This Agreement shall bind any successors of the parties.

23.          Applicable Law. This Agreement is governed by the laws of the Federal Republic of Germany. Any disputes under this Agreement or in connection with its implementation shall, if possible, be resolved amicably by the parties. If an amicable resolution cannot be reached, the forum for the dispute shall be determined by statutory law.

24.          Severability. Should a provision of this Agreement violate statutory law or be or become otherwise void, the remainder of this Agreement shall remain valid. The parties shall agree on a valid provision which implements the purpose of the affected provision as closely as possible.

In Witness Whereof, the Parties have executed this Agreement by their duly authorized officers as of the Effective Date.

MIS-Robotics Gmbh	RG Mechatronics GmbH

By:	By:

Name:	Name:

Title:	Title: